RESOLUTION TO BE ADOPTED BY THE BOARD OF DIRECTORS OF
HARLEYSVILLE NATIONAL CORPORATION
ON AUGUST 9, 2007

WHEREAS, Harleysville National Corporation’s Board of Directors desires to amend Article 24 of the Corporation’s bylaws in order to comply with recent changes adopted by Nasdaq requiring that listed securities be eligible for a Direct Registration Program operated by a clearing agency registered under Section 17A of the Exchange Act, allowing for registration of company shares in book entry form as an alternative to issuance of a physical certificate; and

WHEREAS, Harleysville National Corporation’s Board of Directors desires to authorize American Stock Transfer and Trust Company, the Corporation’s transfer agent, to instruct The Depositary Trust Corporation (“DTC”), a registered clearing agency, to designate the company’s securities as “direct registered eligible securities.”

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation pursuant to Article 33, Section 33.1 of the Corporation’s bylaws hereby amends Article 24 of the Corporation’s bylaws to read in its entirety as follows:

Article 24

SHARE CERTIFICATES

Section 24.1 Except as provided in Section 24.2, the share certificates of the Corporation shall be numbered and registered in a share register as they are issued; shall bear the name of the registered holder, the number and class of shares represented thereby, the par value of each share or a statement that such shares are without par value, as the case may be; shall be signed by the President or a Vice President and the Secretary or the Treasurer or any other person properly authorized by the Board of Directors, and shall bear the corporate seal, which seal may be a facsimile engraved or printed. Where the certificate is signed by a transfer agent or a registrar, the signature of any corporate officer on such certificate may be a facsimile engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

Section 24.2  Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation.  Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates.  The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class shall be identical.  Notwithstanding anything herein to the contrary, the provisions of Section 24.1 shall not apply to uncertificated shares and, in lieu thereof, the Board of Directors shall adopt alternative procedures for registration of transfers.

BE IT FURTHER RESOLVED, the Board of Directors authorizes American Stock Transfer and Trust Company, the Corporation’s transfer agent, to instruct The Depositary Trust Corporation (“DTC”) to designate the company’s securities as “direct registered eligible securities.